As filed with the Securities and Exchange Commission on June 20, 2005.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
AMENDMENT # 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MEDIA SYSTEMS CO (Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	87-0736406 (I.R.S. Employer Identification No.)

3500 Cornett Road, Vancouver, British Columbia, V5M 2H5 Canada Phone: 1-866-651-2219 Fax: 1-817-549-2216 (Address and telephone number of principal executive offices)

Corporate Service Center, Inc. 350 South Center Street Suite 500 Reno, NV 89501 (Name, address and telephone number of agent for service)

Copies to: Conrad C. Lysiak, Esq. 601 West First Avenue, Suite 503 Spokane, Washington 99201 (509) 624-1475

Approximate date of proposed sale to the public: As soon as practical after the effective date of registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ] ____________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common stock for sale by us.	$0.05	$100,000	$11.77

(1) Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended (Securities Act). Estimated for the sole purpose of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

American Media Systems Co.

SALE OF COMMON STOCK

This prospectus relates to the sale of a minimum of 1,000,000 shares for $50,000 and a maximum of 2,000,000 shares for $100,000 of common stock of American Media Systems Co., hereinafter referred to as "AMS" at a price of $0.05 per share. All investors' funds will be held in trust with Hutchison Oss-Cech Marlatt , in a segregated investor's account until the offering is closed. Our President will sell the common stock to investors inside and or outside the United States. For purposes of this offering, our President may be deemed to be an underwriter of this offering. He is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 "the Exchange Act". He will receive no selling commissions or other remuneration in conjunction with this offering of the shares on behalf of AMS. If the entire 2 million shares of common stock are sold, we will receive gross proceeds of $100,000 before expenses of approximately $10,000. We will offer shares pursuant to this prospectus for 180 days from the date it becomes effective. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, all funds will be returned to investors promptly without deduction. No assurance can be given that we will be able to sell any shares. Our president may purchase an unlimited number of shares to meet the minimum offering resulting in only a small number of unaffiliated investors owning stock in the company. This will enable our president to control or influence all matters subject to stockholders vote and make it difficult for us to establish a liquid public market, reducing your ability to sell your shares.

Our common stock is not currently traded on any exchange or quotation system.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

YOU SHOULD CAREFULLY REVIEW THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

	Price to the Public	Expenses	Proceeds to us

Per Share - minimum	$0.05	$0.01	$0.04
Per Share - maximum	$0.05	$0.005	$0.045
Minimum	$50,000	$10,000	$40,000
Maximum	$100,000	$10,000	$90,000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is __________, 2005.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled "Risk Factors." All dollar amounts refer to United States dollars unless otherwise noted.

Business Summary

American Media Systems Co. ("AMS") is a Nevada company incorporated on December 6, 2004. Our registered office and agent for service is located at 350 South Center Street Suite 500 Reno, NV 89501 and our principal corporate office and studio is located at 3500 Cornett Road, Vancouver, British Columbia, V5M 2H5 Canada . Our telephone number is 1-866-651-2219 and our website is www.americanmediasystems.com. We are a startup company that writes and produces instructional DVDs for the hobby and craft market. To date we have had no revenues, have achieved losses since inception, and have been issued a going concern opinion from our auditors. We rely upon the sale of our securities to fund operations. On February 15, 2005 we acquired a series of crafting and fly-fishing instructional DVDs from our founder and sole shareholder, Alexander Vesak. The first series titled Mentor Media instructs viewers on fly-fishing and fly tying techniques and currently includes 6 titles. The series is distributed through the Internet at www.go-fly-fishing.com, our website for the series. The second instructional DVD series acquired from our founder is titled Craft College and it instructs viewers on craft making. We have completed one complete title in the series, scrapbooking and are preparing four more subjects across three levels of expertise; beginner, intermediate and advanced. Craft College is currently being distributed through the Internet at www.craftcollege.com our website for the series. We have entered into discussions with various retailers to distribute the products but no agreements have been entered into and there can be no certainty that any such agreements will be concluded. We have entered into a contractual relationship with Brand Specialists LLC, a Dallas based firm that specializes in marketing products to Neighborhood Markets, Wal-Mart Super Stores, Wal-Mart and Sam's Club. The agreement grants Brand Specialists LLC a fee of 5% net from all sales of our products generated through Neighborhood Markets, Wal-Mart Super Stores, Sam's Club and Wal-Mart. To date we have not generated any sales from these efforts.

Offering Summary

We are offering a minimum of one million shares and a maximum of two million shares of our common stock as summarized below . All funds received from this offering will be placed in a Hutchison Oss-Cech Marlatt non-interest bearing trust account held with the Bank of Nova Scotia. Funds will only be released to us when a minimum of $50,000 has been raised. Our president however may purchase an unlimited number of shares to meet the minimum enabling him to control or influence all matters subject to stockholders vote. This may result in only a small number of unaffiliated investors owning stock in the company thereby limiting your influence on our corporate governance, our ability to establish a liquid public market and your ability to sell your shares. Mr. Hutchison maintains sole signing authority over the trust account and exercises sole authority in determining whether the minimum has been reached within the allotted time. All funds will be returned to investors without deductions if we do not raise $50,000 within 180 days from the date this prospectus is declared effective and there is no material risk that the funds will not be returned if we do not raise $50,000.

Common stock offered by us		2,000,000 shares
Common stock outstanding before the offering		1,000,000 shares
Offering price		$0.05 per share
	Minimum sold	Maximum sold
Common stock outstanding after the offering	2,000,000	3,000,000
Use of proceeds	Approximately $40,000 after expenses to develop one DVD in the Craft College series, to market our products, and for rent and general working capital purposes.	Approximately $90,000 after expenses to develop the remaining DVDs in the Craft College series, to market our products, and for rent and general working capital purposes.

Summary of Financial Data

	Period Ended December 31, 2004	Three Months Ended March 31, 2005

Revenues	$ 0	$ 0
Operating Expenses	$ 8,714	$ 19,603
Earnings (Loss)	$ (8,714)	$ (19,603)
Earnings (Loss) Per Share	$ (0.01)	$ (0.02)
	As at December 31, 2004	As at March 31, 2005

Total Assets	$ 43,704	$ 41,203
Working Capital (Deficit)	$ (7,341)	$ (10,043)
Stockholder's Equity	$ 36,362	$ 31,159

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern. Our audited financial statements for the period ended December 31, 2004 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

There are legal restrictions on the resale of the common shares offered herein, including Penny Stock Regulations under the U.S. Federal Securities Laws. These restrictions may adversely affect the ability of investors to resell their shares. Our Articles do not restrict the sale or transfer of the securities offered hereby however such sale or transfer must be made in full compliance with applicable state and federal securities laws. Our securities are subject to the penny stock rules, which apply generally to equity securities with a price of less than $5.00 per share, other than securities registered on certain national exchanges or quoted on the NASDAQ system. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers willing to engage in the trading of our shares. This results in reduced liquidity and an increase in the spread between the bid and ask price. Investors should be aware that the level of trading activity on the secondary market can be very illiquid and investors may find it expensive and difficult to sell their shares.

We have a limited history of operations and unless we are able to successfully establish distribution channels , our business and operating results will suffer resulting in the complete failure of our business. We have only just begun the activities described herein and there is no certainty that we will be successful in developing distribution channels for our DVDs . To date, we have no sales and even if revenues meet levels we anticipate, we could sustain losses, and our business and the price of our common stock may be harmed. See notes accompanying financial statements for information on our history of losses and anticipation of continued losses.

To date we have not generated revenues from operations and we may have additional capital requirements to continue our operations but they might not be available to us on favorable terms or at all, and if unavailable our ability to run our business will be impaired. As of December 31, 2004 and March 31, 2005 we had a working capital deficit of $7,341 and $10,043, respectively . As a result, it is impossible to expand our operations and we are totally dependent upon this offering to sustain and grow our business. In the event that we only raise the minimum amount, our operations will be severally limited and our likelihood to continue as a going concern is greatly reduced and may result in the total loss of your investment. The proceeds from this offering will be utilized over the next twelve months as specified in "Use of Proceeds" section on page 7. If we are unable to generate sufficient revenues to cover operating expenses or raise additional funds, we will unlikely establish or maintain our business operations. We currently have no other plans or arrangements to raise capital for our business except for this offering.

We have one officer and director and he spends only a portion of his time on our business. Mr. Vesak devotes approximately 75% of his time to the business of the company. He also has a business interest as a Director and Director of Photography and he may establish future business interests that are similar to ours but do not involve us. A conflict of interest may arise between the best interests of our company and the best interests of Mr. Vesak's other business interest. In such a situation where a conflict of interest exists any decision by Mr. Vesak which furthers the best interests of his other business interest may be harmful to our business. Additionally, we have no established parameters or understandings regarding the allocation of present or future business opportunities between us and Mr. Vesak's other business interest.

Our sole officer and director established his own internal controls over our financial reporting, disclosure controls and procedures. He is responsible for monitoring these controls and has limited experience that may lead to errors and omissions. Our sole officer and director is responsible for maintaining our financial reporting, including proper accounting records, selecting appropriate accounting principles, safeguarding assets and complying with relevant laws and regulations. His lack of experience may lead to inadequate controls and procedures resulting in errors and omissions that may go undetected and jeopardise the viability of our firm, resulting in the total loss of your investment.

If we lose the services of our President we will be left without management. Mr. Vesak has a thorough knowledge of our business and in particular DVD production. Mr. Vesak is our sole officer and director and the loss of his services and knowledge of our business will likely result in the failure of our business and the total loss of your investment.

Our President has limited experience in financial accounting. Mr Vesak has no prior public company experience and he has limited experience in financial accounting. He will have to devote considerable time to the preparation of Exchange Act reporting documents and his lack of experience may result in errors. There can be no assurance that errors made will not cost the company and reduce the value of your investment.

We rely on consultants and if we are unable to retain these or other similarly qualified individuals, we may not be able to carry out our business operations. We are dependent upon service providers, particularly editors, writers, and camera crews. Loss of their services would adversely affect our business and our ability to maintain our operations or develop new products and services. We have not entered into any employment or non-competition agreements with these individuals and do not plan to in the future. Our success will depend on our ability to attract and retain qualified personnel. If we cannot attract and retain the necessary individuals our operating results will suffer.

Costs associated with our business, including production and input costs are not fixed and might increase, creating uncertainty about our ability to meet our plan of operations. We have not established long term contracts with our consultants or other third party suppliers we rely on to complete the DVDs. The lack of long term contracts could result in an increase in what we pay these individuals for their services. An increase in the production costs will reduce our margins and might make the production of our DVDs uneconomical leading to the failure of our business.

We are in development stage and have conducted limited market research on the viability of our products. There is no guarantee that we will be able to sell enough of our products to generate a profit and failure to become profitable will result in the failure of our business. The market for our products is limited in scope and there is no assurance that our products will generate market acceptance and result in sales. We have developed the products after limited market research and there is no assurance that we will be able to respond to the rapidly evolving market associated with retail sales. The inability to sell our products will result in the failure of our business.

Our products may infringe on other patented, trademarked or copyrighted products. Litigation arising out of infringement or other commercial disputes could cause us to incur expenses and impair our competitive advantage. We cannot be certain that our instructional DVDs do not, or will not, infringe upon patents, trademarks, copyrights or other intellectual property rights held by third parties. In addition, since we rely on third parties to help us develop and support our products, we cannot ensure that litigation will not arise from disputes involving these third parties. We may incur substantial expenses in defending against prospective claims, regardless of their merit. Successful claims against us may result in substantial monetary liability, significantly impact our results of operations in one or more quarters or materially disrupt the conduct of our business.

We do not carry product liability insurance and any claims arising out of the use of our products may result in judgments that we will be unable to satisfy. We have not purchased product liability insurance for our DVDs and do not intend to in the future. Any personal injury resulting from the use of our DVDs may result in litigation and subsequent monetary judgments against the company that we may not be able to satisfy.

We conduct our business in Canadian currency, the value of which fluctuates against the U.S. dollar. An appreciation in the Canadian dollar against the US dollar will have adverse effects on our business and result of operations. The funds contemplated under this offering are denominated in US dollars but we incur approximately 90% of our expenses in Canadian denominated dollars. Specifically, all expenses associated with the production of the DVDs are incurred in Canadian dollars. An increase in value of the Canadian dollar versus the US dollar would have a detrimental effect, as expenses incurred would, in turn, increase in US dollars. While certain fluctuation can be expected to continue there can be no assurance that the exchange rate will stabilize at current rates. We have not entered into any currency contracts to hedge against this risk.

Our success depends on our ability to develop, maintain and increase our sales distribution channels. Currently we have no retail distribution channel except through our web sites. The inability to establish additional retail distribution channels, may severely limit our growth prospects. Our business success is completely dependent on our ability to develop, maintain and expand our retail distribution channels. Revenues derived there from represent vital funds for our continued operations. The loss or damage of any of our business relationships and or revenues derived there from will result in the inability to market and produce our DVDs.

We are relying on Brand Specialist LLC, a third party agent to establish distribution channels for our DVDs. This is the only contract we have signed with third party agents and if this relationship is terminated our ability to establish retail distribution channels will be severely curtailed. We have entered into an agreement with Brand Specialists LLC and will seek to enter into additional relationships with other agents. However, there can be no assurance that Brand Specialists LLC will be successful in establishing sales distribution channels and if we are unable to secure sales, enter into additional agent agreements or our current agent decides to cease representing us our business will suffer.

We face intense competition in the market from larger more established companies that offer a wider array of products. These competitors will make it difficult for us to offer competing products and grow our business. Companies that are larger, better funded, and have longer operating histories dominate our industry. These companies may develop superior products and services that achieve greater market acceptance than ours. They also have established relationships with retailers that may make it difficult to place and sell our products. Our limited experience, resources, and relationships will make it difficult for us to develop products that can compete with any superior product. It will also limit our ability to establish distribution channels for our products and create the sales and revenue needed to grow our business.

Our shares are not currently traded on any stock market and there is no assurance that shares purchased pursuant to this prospectus can be resold and if resold will be at prices at or above the offering price. The offering price of $0.05 per share was arbitrarily determined and bears no relationship to our earnings, book value, or any other recognized criteria of value. At the present time there is no public market for our Common shares and we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Investors should not consider investing in this offering unless they can afford the complete loss of their investment.

Our President will be offering for sale the shares contemplated in this prospectus. He has no experience in selling or offering shares for sale, which may negatively effect our ability to complete the offering. We are offering up to 2,000,000 shares of common stock for sale at $0.05 per share. Our President is not a registered broker-dealer and will sell the common stock on behalf of the company. His lack of experience may result in the inability to sell shares and raise funds, the failure of which will result in the inability to expand our business.

Our president may purchase an unlimited number of shares to meet the minimum offering enabling him to control or influence all matters subject to stockholders vote. This may result in only a small number of unaffiliated investors owning stock in the company. This will limit your influence on our corporate governance and make it difficult for us to establish a liquid public market and reduce your ability to sell your shares.

Our President owns 100% of the shares in the company, allowing him to control the company's future direction. If we sell 1,000,000 shares and raise $50,000, the minimum under this prospectus our President will control all matters subject to stockholder's vote. If we sell 2,000,000 shares and raise $100,000, the maximum under this prospectus he is in a position to influence all matters subject to stockholder vote. See "Security Ownership of Certain Beneficial Owners and Management."

You will suffer immediate and substantial dilution. On March 31, 2005 the book value per share was $0.031 and the public offering price is set at $0.05 per share. As a consequence new investors will experience an immediate dilution of $0.010 per share if we raise the maximum and $0.014 if we raise the minimum.

USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by us will be between $50,000 and $100,000 based on a public offering price of $0.05 per share. The table below outlines our intended use of proceeds during the twelve-month period following this offering for $50,000 and $100,000 raised:

$50,000 raised	$100,000 raised
1) To complete one DVD in the Craft College series.	1) To complete the Craft College series of DVDs
2) To pay for studio and office rent.	2) To pay for studio and office rent.
3) To pay for legal and auditing fees.	3) To pay for legal and auditing fees
4) To continue our efforts to secure distribution channels through third party agents.	4) To continue our efforts to secure distribution channels through third party agents
5) To commence an online marketing campaign.

	Maximum Offering Amount	Minimum Offering Amount
Total Proceeds	$100,000	$50,000
Expenses of Offering	$10,000	$10,000

Net Proceeds from Offering	$90,000	$40,000

Use of Net Proceeds	$100,000 raised	$75,000 raised	$50,000 raised

DVD production costs	$64,800	$29,800	$14,800
Rent and General Legal and Office Expenses	15,200	15,200	15,200
Travel	5,000	15,000	10,000
Online marketing	5,000	5,000

TOTAL	$90,000	$65,000	$40,000

We will devote fewer funds to the production of DVDs and more to travel if less than the maximum is raised. We anticipate requiring additional meetings with more retailers in order to secure sales than would otherwise be the case with a completed series. Consequently, a greater amount of travel will be required. Any cost that may be incurred in securing additional agency agreements have been accounted for in the use of proceeds table above.

Total offering expenses are $10,000. Of the $10,000, the amounts to be paid from the proceeds for expenses of the offering are: $ 2,500 for legal fees; $1,000 for trust account; $1,000 for printing our prospectus; $3,600 for audit fees; $1,400 for our transfer agent whom we will engage upon the completion of this offering; $400 for administration fees; and $100 for filing fee. No funds contemplated in this offering will be used to reimburse any officer, director, or stockholder for services already rendered, assets previously transferred, or monies loaned or advanced. If we do not raise the minimum amount, Mr. Vesak has given his undertaking to pay the expenses associated with the offering with his personal funds.

If we cannot succeed in implementing our strategy, then our prospects for growth are substantially undermined and without additional capitalization our capacity to survive as a going concern is unlikely.

DETERMINATION OF OFFERING PRICE

We arbitrarily determined the initial public offering price of the shares at $0.05 per share. We considered several factors in such determination, including the following:

  Our ability to raise funds under this offering;

  Our limited history of operations;

  Prospects for the industry in which we compete;

  Our existing capital structure;

  Our ability to raise funds in the future

The public offering price of the shares does not bear any relationship to established valuation criteria and is not indicative of prices that may prevail in the future. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

DILUTION

Our book value as of March 31, 2005 , was $0.031 per share. Without taking into account any changes in our book value up to June 20, 2005 and giving effect to the sale of 2,000,000 shares of common stock offered hereby and after deducting estimated offering expenses payable by us, the pro forma book value at June 20, 2005 would have been approximately $121,159 or $0.040 per share. This amount represents an immediate dilution to new investors of $0.010 per share. If we sell only 1,000,000 shares the pro forma book value at June 20, 2005 would have been approximately $71,159 or $0.036 per share. This amount represents an immediate dilution to new investors of $0.014 per share.

The following table illustrates this dilution per share:

Public offering price per share		$0.050
Book value per share March 31, 2005		$0.031
	Minimum sold	Maximum sold
Book value per share after offering	$0.036	$0.040
Increase per share to existing stockholders	$0.005	$0.009
Dilution per share to new investors	$0.014	$0.010

SELLING SECURITY HOLDERS

N/A

PLAN OF DISTRIBUTION

We are offering up to 2,000,000 shares of our common stock at $0.05 per share. The common stock will be sold by our President to investors located both inside and outside the United States. Our shares will be sold on a "best efforts" basis with a minimum amount of 1,000,000 shares of common stock that we must sell in order to accept funds. No commissions are being paid in connection with the offering. All expenses of the registration statement are estimated to be $10,000 including but not limited to, legal, accounting, printing and mailing fees and will be paid by us.

Our President is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 the "Exchange Act". Rule 3a4-1 sets forth those conditions under which a person(s) associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

  The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

  The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

  The person is not at the time of their participation, an associated person of a broker/dealer; and,

  The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our President is not statutorily disqualified, and is not being compensated. He is and will continue to be our President at the end of the offering and has not been during the last twelve months and is not currently a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. He will receive no selling commissions or other remuneration in conjunction with the offering of the shares on our behalf.

Funds from this offering will be placed in the trust account of Hutchison Oss-Cech Marlatt , Suite 1 - 505 Fisgard Street Victoria, BC V8W 1R3. Their telephone number is 250-360-2500. They will hold the funds in trust until we receive at least $50,000 in subscription monies, at which time they will deliver those funds to us. If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, all funds received will be returned without a deduction. You will only receive a refund of your subscription if we do not raise a minimum $50,000 within the 180 day period referred to above. In order to release the funds contemplated under this prospectus Jim Hutchison of Hutchison Oss-Cech Marlatt, our trust attorneys, must confirm that all funds, including checks, money orders, or wire transfers have been cleared and all corresponding subscription agreements have been signed by the subscriber and approved by the company within 180 days from the date this prospectus is declared effective. In the event that Hutchison Oss-Cech Marlatt do not receive the minimum $50,000 and signed and approved subscription agreements within 180 days they are under instruction to return all funds to all individual investors without deductions. Mr. Hutchison maintains sole signing authority over the trust account and exercises sole authority in determining whether the minimum has been reached within the allotted time. All funds will be held in a non-interest bearing account. There are no finders involved in our distribution.

Currently, no restrictions have been placed on our officer and director from buying in this offering nor on the number of shares he may acquire to reach the minimum. However, he has no preliminary plans, intentions or arrangements to buy securities in the offering. Any purchase by our officer and director will be done on the same terms and under the same conditions as those offered to the public and with investment purposes only and not with the intent to resell.

We intend to sell our shares in the states of New York, Illinois, Georgia, Wyoming, Colorado, New Jersey, Washington D.C. and/or outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.

The application of the penny stock rules may affect your ability to resell your shares. (See page 22 for rules regarding penny stocks)

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the effective date of this prospectus and continue for a period of up to 180 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement and

2. deliver a check or US$ denominated funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to ' Hutchison Oss-Cech Marlatt in trust for American Media Systems Co'.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Funds in Trust

Funds will be held in trust with our corporate attorney, Hutchison Oss-Cech Marlatt , Suite 1 - 505 Fisgard Street Victoria, BC V8W 1R3 until we have received a minimum of $50,000 or the maximum of $100,000. Upon receipt of the minimum of $50,000 Hutchison Oss-Cech Marlatt will transfer all funds held to our corporate bank account. If they do not receive a minimum of $50,000 within 180 days of the effective date of this offering, all subscriptions received by them will be promptly returned to each investor without interest or deduction therefrom.

LEGAL PROCEEDINGS.

We are not currently involved in any legal proceedings nor do we have knowledge of any threatened litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors are elected for a term of one year at the company's annual meeting of shareholders and until his or her successor is elected and qualified. Our officers are elected by the board of directors to a term of one (1) year and serve until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, age and position of the Company's director and executive officer is as follows:

Name	Age	Position
Alexander Vesak	47	President, Secretary, Treasurer, Chief Executive Officer, and Director

Term of Office

Mr. Vesak has been a director of the company since its inception on December 6, 2004 and he was elected for a term of one year.

Work Experience of officers and directors

Alexander Vesak

Mr. Vesak has been in the film and production industry for 20 years. He has won numerous awards, including four Telly Awards. The Telly Awards honor local, regional, and cable television commercials and programs, as well as the video and film productions. His corporate sector work as Director and/or Director of Photography includes commercials for Porsche, Pepsi, Burger King, LG Digital Life, Canada Dry, Jeep, British Aerospace, Pentax Corporation USA, and Knowledge Network. Mr. Vesak has also worked extensively in educational and instructional film including a series on fly-fishing and crafting. Since 1998 he has served as President and CEO of True North Entertainment, a film, video and post-production facility located in Delta, British Columbia, Canada. At True North Mr. Vesak was responsible for the daily management of the studio as well as new business development. In December of 2004 he started American Media Systems . Since then he and has, and will continue to devote 75% of his time to the company. He has previously not been involved with a public company and as such has no experience with financial accounting and preparation of reports under the Exchange Act. Please see the Risk Factors on page 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information as of the date of this Registration Statement certain information with respect to the beneficial ownership of the Common Stock of the Company concerning stock ownership by (i) each director, (ii) each executive officer, (iii) the directors and officers of the Company as a group, (iv) and each person known by the Company to own beneficially more than five percent (5%) of the Common Stock. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

Name and Address of Beneficial Owner of Shares	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering	Percentage of Ownership After the Offering Assuming minimum sold	Percentage of Ownership After the Offering Assuming maximum sold

Alexander Vesak	1,000,000	100%	1,000,000	50%	33%
All Executive Officers and Directors as a Group	1,000,000	100%	1,000,000	50%	33%

The following table sets forth, as of June 20, 2005 , the number of shares of common stock outstanding and the percentage of shares of common stock purchased by the existing stockholders and by the investors purchasing shares of common stock in this offering:

	Shares Purchased, minimum sold		Shares Purchased, maximum sold
	Number	Percent	Number	Percent

Current investor	1,000,000	50.0%	1,000,000	33.0%
New investors	1,000,000	50.0%	2,000,000	67.0%
Total	2,000,000	100.0%	3,000,000	100.0%

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.00001 par value. As of June 20, 2005 , there were 1,000,000 common shares outstanding. There are no provisions in the charter or by-laws that would delay, defer or prevent a change in control of the Company.

Rights and Liabilities of Common Stockholders

Dividend Rights

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the board of directors may from time to time determine.

Voting Rights

Each holder of the Company's common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) of the shares voting for the election of the directors can elect all the directors. The board of directors may issue shares for consideration of previously authorized but unissued common stock without future stockholder action.

Preemptive Rights

Holders of common stock are not entitled to preemptive rights.

Sinking Fund Provisions

No sinking fund provisions exist.

Further Liability For Calls

No shares of common stock are subject to further call or assessment by the issuer. We have not issued stock options as of the date of this Registration Statement.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

American Media Systems Co is a Nevada company incorporated on December 6, 2004. We are a startup company producing instructional DVDs for the hobby and craft industry. Our registered office and agent for service is located at 350 South Center Street, Suite 500 Reno, NV 89501 and we maintain a 3000 square foot corporate office and studio at 3500 Cornett Road, Vancouver, British Columbia, V5M 2H5 Canada. Our telephone and fax numbers are 1-866-651-2219 and 1-817-549-2216, respectively and our corporate website is www.americanmediasystems.com. On December 7, 2004 we purchased equipment with a historical cost base of $44,400 for 1,000,000 common shares from Alexander Vesak, our founder. The equipment includes all camera, lighting, audio, and editing equipment necessary to produce the instructional DVDs. On December 13, 2004 we signed a marketing agreement with Brand Specialists LLC whereby Brand Specialists LLC retains an exclusive right to market our products to Neighborhood Markets, Wal-Mart, Sam's Club and Wal-Mart SuperCenters in the United States and Canada. On February 15, 2005 we entered into an agreement with Mr. Vesak, our founder and purchased the intellectual property rights to his instructional DVDs on fly-fishing and crafting. The agreement to purchase the intellectual property includes, but is not limited to, all know-how, inventions, patents, revisions, marks, web sites, and copies thereof. The purchase price for the intellectual property was $1 for each series of DVDs (see exhibit 10.2 and 10.3 for the two purchase agreements).

General

Our auditors have issued a going concern opinion suggesting there is a real possibility that we will not be able to maintain our operations. Since inception we have not generated any revenues and have achieved losses. We are dependent on the sale of our securities to fund operations.

Business of Issuer

We write and produce instructional video in DVD format for the hobby and craft market. Currently we have two series in production, the first on outdoor activities and the second on crafting.

The outdoor series currently includes 6 DVDs on fly-fishing and fly tying techniques for still water and stream fly-fishing. Each DVD is a step by step "how-to" guide that shows viewers how to tie a variety of flies from fly fisherman and describes which flies to use depending on weather, location and feeding habits of local fisheries. The DVD also includes video shots of the insects so viewers can learn behavioural patterns and insect anatomy in order to better perfect both fly tying and fly fishing. The series is distributed through the Internet at our website www.go-fly-fishing.com.

Craft College is a 5-subject series devoted to the craft market. The DVD instructs users on the tips and techniques associated with each respective craft. The series includes candle making, beading, card making, knitting and scrapbooking across three levels of expertise , beginners, intermediate, and advanced. We have one completed DVD on scrapbooking which is currently being marketed through our website at www.craftcollege.com. We are presently in pre-production on the remaining subjects. In pre-production, the DVD is designed, planned, and storyboarded (a storyboard provides a visual layout of events as they are to be seen through the camera lens). The complete production schedule will also be drawn up at this stage. The production sets, wardrobe, makeup, music, and sound will be determined and the crew will be commissioned. Thereafter the DVD is shot on video and transferred to post production. In post-production the DVD is edited, sound is added, the introduction, screen navigation and subtitles are added, and the final master copy is produced.

When completed each craft DVD will show the viewers the various tips and techniques required to successfully complete the featured craft projects. Each series will feature varying levels of complexity from beginners to intermediate to advanced, each providing new techniques to complete increasingly sophisticated craft projects.

Both the go-fly-fishing.com and craftcollege.com websites give customers an opportunity to purchase the DVDs directly from the site. Currently no efforts are being made to increase the number of visitors to the site. The planned online marketing campaign is intended to increase traffic on our site but is not intended to enhance our sales through other retail sales channels.

We have entered into preliminary discussions with retailers to distribute our products but no agreements have been entered into and there can be no certainty that any such agreements will be concluded. On December 13, 2004 we entered into an exclusive agreement with Brand Specialists LLC, a Dallas based marketing agency to execute and develop programs to generate sales of our products. The terms of the agreement call for a performance fee of 5% of the net invoiced DVD sales exclusive to Neighborhood Markets, Wal-Mart, Sam's Club and Wal-Mart SuperCenters in the United States and Canada. As of the date of this filing we have not secured any retail distribution channels nor realized any sales. To date we have not entered into agreements with any other agents than Brand Specialists LLC.

In the event that we raise the minimum amount we will limit our use of proceeds to the production of one DVD and restrict our online marketing activities to maintaining our current web site listing. This will significantly effect our growth prospects and may result in our inability to carry out our business plan, resulting in the failure of our business.

The instructional DVDs are not unique in comparison to competitors' products and we do not have any confidentiality agreements with the consultants providing services to the company. Presently we do not have any intention of filing or securing any intellectual property protection for the contents of the DVDs.

Marketing Plan

If we raise $75,000 or more in this offering we will commence an online marketing campaign. We will utilize inbound links that connect directly to our website from external sites. Potential customers can simply click on these links and connect to our website from search engines and community and affinity sites. With a budget of $5,000 we estimate that approximately 25,000 viewers can be directed to our sites by advertising on search tools like Google and Overture. We expect to begin realizing results from our marketing campaign within days from its commencement. In addition to selling the product directly from our web site we will also seek distribution through the Internet sites Ebay.com and Amazon.com.

We are currently in discussions with various retailers and agents to secure distribution in the U.S. and Canada. After completion of this offering we anticipate limited travel will be required to conclude contracts with these agents and with retailers.

We have allocated $5,000 for travel and related expenses.

We currently have one signed agreement with Brand Specialists LLC (the "Agent") to establish retail distribution. The material details of the agreement are as follows:

  The Agent has exclusive rights to develop and execute programs to generate sales to Neighborhood Markets, Wal-Mart Super Stores, Sam's Club and Wal-Mart (the "Retailers")

  The Agent is granted a performance fee of 5% net from all sales of our products generated through Retailers.

  Where the agent actively participated in obtaining distribution for the product they are entitled to payment on all future sales regardless of the termination of the agency agreement.

The agreement can be terminated by either party with sixty days written notice and upon our termination of the agreement the Agent is entitled to receive performance fees for one calendar year from the date the Agent last provided services for the products. Should Agent terminate the agreement then they shall be entitled fees on all sales resulting in payment for a period of sixty days after the last date they providing services.

We will build upon our existing Internet distribution channels and secure new channels over the next six (6) to twelve (12) months. As part of our distribution and marketing campaign, we will market and sell our products online and through established retailers.

We have not devised a marketing plan specific to each category of retailer in our industry. Our marketing plan calls for the utilization of agents to secure distribution through multi-store chains and mass merchandisers such as Wal-Mart and Michaels. We have not entered into any agreements with other agents than Brand Specialists and anticipate costs to secure additional agency agreements. Though there can be no certainty as to the extent of these costs, based on our experience with Brand Specialists we anticipate they will likely entail travel expenses and legal fees associated with document review. Any cost that may be incurred in securing additional agency agreements have been accounted for in the use of proceeds table on page 7. For the numerous small specialty stores we will seek to penetrate this market through the use of business-to-business members only warehouses such as Sams Club and Cosco. Business-to-business stores are retailers whose customers are primarily buying products for resale to other consumers.

We have made no public announcements regarding new products. The funds from this offering will be utilized to complete the Craft College product line and secure contracts with agents and retailers and commence our online marketing strategy.

Industry

We operate within the hobby and craft industry. The crafting sector is set to benefit from favorable demographics, particularly a more affluent baby boomer population, continued strength in investments in the home and purchases of new homes and an increasing focus on home-based, family activities. According to the executive summary of the most recent industry survey published by the Hobby Industry Association in 2002 the size of the craft market at that time was estimated in excess of $29 billion.

Based on the most recent national survey of fishing and hunting published by the U.S. Fish and Wildlife Services and the American Sportsfishing Association in 2001 there were 44 million people in America who practice sportsfishing with total retail sales of sportsfishing and related products estimated to be in excess of $41 billion. It is nearly impossible to characterize sportsfishermen, also known as anglers, as a group because sportfishing is practiced by such a large and diverse number of Americans and the following information must be viewed with caution.

The average angler is between 42 and 46 years old. Anglers in the northern plain states tend to be older than participants from other regions.

Anglers come from diverse racial and ethnic backgrounds. Although the majority of anglers are white, the percentage of non-white participants varies depending on the region and type of water being fished.

  One third of all anglers are women.

  Roughly 70% of anglers are married.

  The typical angler earns more and is better educated than the average American.

The reports from the Hobby Industry Association, U.S. Fish and Wildlife Services and the American Sportsfishing Association are from 2001 and 2002. Significant changes might have occurred since their publication. Readers are cautioned about drawing conclusions on the current size of the markets based on these reports.

The market in which we intend to sell our products is highly fragmented, containing thousands of stores nationwide operated primarily by small, independent retailers along with a few regional chains. There are however several major chains including Wal-Mart, Michaels, Hobby Lobby, The Sports Authority, and Bass Pro Shops that make up a majority of the market share. Michaels is the biggest specialty craft store with approximately 10% of the market. Bass Pro Shops is the nation's leading outdoor sports retailer with 25 Outdoor World stores throughout the east and south-east of the US and Canada.

There are many different types of retailers in the hobby industry with the following categories making up the industry:

Multi-store chains. This category includes several multi-store chains each operating more than 25 stores and comprises: Michaels Stores Inc., which operates approximately 1,000 stores across the U.S. and Canada, Hobby Lobby, which operates approximately 320 stores in 27 states, primarily in the Midwestern and Southern United States; A.C. Moore Arts & Crafts, Inc., which operates approximately 80 stores in the mid-Atlantic and Northeast regions; Jo-Ann superstores (operated by Jo-Ann Stores, Inc.), which operates approximately 89 stores across the country; Garden Ridge Corporation, which operates approximately 36 stores in 13 states, primarily in the Midwestern and Southern United States; The Sports Authority which operates 384 stores in 45 states; and Bass Pro Shop which operates approximately 25 stores primarily east of the Mississippi.

Small, local specialty retailers. This category includes thousands of local "Mom & Pop" retailers. Typically, these are single store operations managed by the owner. The stores generally offer a limited selection and have limited resources for advertising, purchasing, and distribution. Many of these stores have established a loyal customer base within a given community.

Mass merchandisers. This category includes companies such as Wal-Mart Stores, Inc. Kmart, and Walgreen's and other mass merchandisers. These retailers typically dedicate a small portion of their selling space to a limited selection of hobby supplies, seasonal merchandise, and outdoor recreation merchandise.

Competition

Our products are not unique and our competition is made up of companies from several industries including, book publishing, media, and a large number of smaller companies and individuals. The overwhelming majority of our competitors are larger than us and have a longer history of operations and greater financial resources.

The book publishing industry, which currently accounts for the majority of the educational material sold in hobby stores dominate the industry. We believe that it is the natural progression of this industry to venture into digital formats like DVD, for dissemination of their educational material. These companies have a level of expertise both in education and specific hobbies that has been accumulated over years of operations. These companies have also established relationships with specialty retailers and with many consumers as the trusted source for educational material.

Media companies produce DVDs to target an already captive audience of purchasers of their trade magazines. Many of these companies specialize in niche areas within the hobby and craft industry and as these players move into the DVD market it will be difficult for us to compete. One example is Primedia, a company with $1.3 billion in revenues for 2004, which through its division - Creating Keepsakes - specializes in scrabooking and card making. Creating Keepsakes has a series of four instructional DVDs marketed under the name Simple Starters. The DVDs retail for $19.95 and they are currently advertised in the Creating Keepsakes magazines.

We also face competition from a large number of individual sport fishermen and small companies that make and sell their own instructional fly-fishing DVDs. A search on Google for the term 'fly tying DVD' brought up 131,000 hits giving an indication of the number of people and companies selling products on the Internet. The majority of the DVDs for this segment retail for approximately $25.00 with prices ranging from approximately $19 to $35. It will be difficult for us to differentiate our product from the other products and suppliers in this market place.

Raw Materials and Suppliers

We have multiple foreign and domestic sources of supply for substantially all of our material requirements. The raw materials and various purchased components required for our products have generally been available in sufficient quantities.

Customers

We have not yet sold any of our products and have only begun limited Internet based marketing efforts. We have entered into one contract with an agent to secure distribution channels through Neighborhood Markets, Wal-Mart, Sam's Club and Wal-Mart Superstores. To date this agent has not been successful in securing any contracts or purchase orders through these retailers.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements, or Labor Contracts

Although the Company believes that its operations do not infringe on any trademark or copyright or other proprietary rights of third parties, there can be no assurance that those parties will not assert that our business procedures infringe their proprietary rights. We have no assurance that third parties will not obtain, or do not have, patents covering features of our operations, in which event we or our customers might be required to obtain licenses to use such features. If a patent holder refuses to grant a license on reasonable terms or at all, we may be required to alter certain products or stop marketing them.

Development Activities

Information regarding the Company's development activities is included in Footnote 1 to the Financial Statements and is incorporated by reference herein.

Impact of Environmental Laws

We are not aware of any federal, state, or local environmental laws that would effect our operations.

Employees

We presently have no full-time employees. We have oral agreements with several consultants to perform film and production services when needed. Our officer, director, and consultants are currently not represented by a collective bargaining agreement.

Reports to Shareholders

We intend to furnish shareholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with periodic reporting, proxy solicitation and certain other requirements by the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding us at the SEC website (http://www.sec.gov).

Transfer Agent and Registrar

At this time we do not have a transfer agent. Upon completion of this offering we will hire such Transfer agent as management determines.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and limited revenues are anticipated until we complete the Craft College series and commence our marketing strategy. Accordingly, we must raise cash from sources other than operations. Our only other source for sufficient cash at this time is investments by our sole officer and director. We must raise cash to complete the Craft College series and to implement our marketing strategy.

To meet our need for cash we are attempting to raise money from this offering. If we are able to raise the maximum amount through this offering we will have enough funds to complete the remaining subjects in the Craft College series and continue our efforts to secure contracts with additional third party agents and commence our online marketing initiatives. We will devote fewer funds to the production of DVDs and more to travel if less than the maximum is raised. We anticipate requiring additional meetings with more retailers in order to secure sales than would otherwise be the case with a completed series. Consequently, a greater amount of travel will be required. We cannot guarantee that once we begin marketing our products we will secure sufficient clients to stay in business. If we are unable to secure enough clients, we will need to find alternative sources of capital through a second offering or loans in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it we will either have to suspend our marketing until we do raise the cash, or cease operations entirely. If we raise the minimum we will have sufficient funds to pay rent, general office and administrative expenses and all expenses related to Exchange Act filings for the next 12 months. However, our plan of operations will be severely curtailed. We will have enough funds to complete one craft DVD while devoting a greater percentage of our capital to marketing the existing DVDs and securing contracts with additional third party agents.

Other than as described in this paragraph, we have no other financing plans and have made no plans beyond our current business.

Off-balance sheet arrangements.

We have no off-balance sheet arrangements as of the date of this filing.

Plan of Operation

We do not expect to purchase or sell significant equipment nor do we expect significant changes in the number of employees.

Upon completion of our public offering, our specific goal is to complete the production of the Craft College line of DVDs and to secure distribution of our product through retailers and the Internet. If we raise less than the maximum our priority of expenditures is first to pay for rent, legal and office expenses, second to secure distribution channels through retailers, third to complete the Craft College series of DVDs, and forth to market our product over the Internet. We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe this could take up to 180 days from the date the Securities and Exchange Commission declares our offering effective. We will continue our current operations until we have closed this offering. We intend to concentrate our efforts on completing the offering during this period.

2. After completing the offering we will attempt to secure additional contracts with agents to market our products to retailers throughout the United States and Canada. We have allocated $5,000 for travel and travel related expenses to secure these contracts.

3. Concurrently we will begin the production of the remaining titles in our Craft College series. We estimate that it will take approximately two months to complete the production of the Craft College series. The production process contains a series of documented steps to ensure a consistent quality and familiarity between each DVD. These steps include, but are not limited to research, talent scouting, storyboarding, scripting, shooting, editing, graphics, voice over and color timing. The final DVD then goes through a testing protocol before a master copy is produced. The production process is comprised of several key procedures that ensure consistency. All equipment and 'know-how' necessary to ensure consistency was obtained as part of the agreement with Mr. Vesak. If we obtain the minimum under this offering we will be able to produce finished DVDs with no increased expenses to ensure consistency. Total cost for finishing the series of DVDs is $66,800 and will take approximately 20 weeks. If we raise only the minimum we will limit the production to one DVD and instead focus our attention on securing contracts with additional third party agents.

4. If we raise the maximum we will also commence an online marketing campaign in an effort to facilitate sales through our web sites. The campaign will encompass the purchase of search terms on search engines such as Google and Overture. We have allocated $5,000 for our online campaign and anticipate driving more than 25,000 visitors to our web site at a cost of approximately $0.20 per visit. We expect to realize results from these initiatives within days of their initiation. Due to the time required to complete the library we will commence our marketing initiatives conservatively prior to the completion of all DVDs. This will give us the opportunity to test the marketing campaign and improve on its effectiveness before the majority of the funds are allocated after completion of the entire library.

5. As we near production completion we will commence our marketing efforts and expand the number of agents working on our behalf. No funds from this offering have been allocated to paying agents, as their work is 100% commission based.

History of Operations

As of March 31, 2005 , we have not had any revenue and have generated $28,317 net loss from operations. The funds contemplated under this offering will be sufficient for twelve months of operations and we believe we will have sufficient liquidity and cash reserves for this period. While these expectations are formulated based upon presumptions, there can be no assurance that in fact such projections will indeed come to fruition. We have ongoing expenses that includes office expense, studio rent, legal, and accounting expenses. We have allocated $15,200 from this offering for these expenses. Although we believe this amount is sufficient for the next 12 months, we cannot be certain that some of these expenses will not increase. We do not anticipate any additional web site development expenditures and except for legal and accounting fees, which are included in our use of proceeds, we do not foresee any ongoing filing fees associated with Exchange Act requirements as we will format and file all reporting documents internally. We might have to rely on alternative sources of financing, such as shareholders loans, to pay for any unexpected expenditure greater than the allocated amount. We have not entered into any discussions on alternative financings.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Through March 31, 2005 , we incurred an operating loss of $28,317 since inception. The major components to expenses faced by the company to date have been consulting fees of $14,775, auditing fees of $3,852, depreciation of $3,200, and legal fees of $2,805 associated with preparing this registration statement. The balance of our expenses to date have been rent of $2,400 , research and development fees of $859 associated with our products as well as completing the company web site for $426. As of March 31, 2005 the Company has $3,692 due to related parties and accrued liabilities of $6,352 . The debt is interest free with no stated terms of repayment. There is no long-term debt. The Company may in the future invest in short-term investments from time to time but there can be no assurance that these investments will result in profit or loss.

Our future growth and success will be dependent on our ability to develop and produce products that are entertaining and educational and that we are able to secure distribution channels through various retail chains. If we cannot succeed in developing distribution channels and generate sales then our prospects for growth are substantially undermined. Without additional capitalization our capacity to survive as a going concern, much less achieve growth, is doubtful.

On December 13, 2004 we entered into an agreement with Brand Specialists, L.L.C.('Brand") under which we committed to pay to Brand a performance fee of 5% of our net merchandise sales to certain retailers. We may terminate the contract giving 60 days notice. Brand is entitled to continue receiving the 5% performance fee for one year after termination of the contract and for all future sales of products in which Brand actively participated in placing the merchandise with a retailer.

As of March 31, 2005 , we have not generated revenue. Accordingly, no table showing percentage breakdown of revenue by business segment or product line is included.

No engineering, management or similar report has been prepared or provided for external use in connection with the offer of our securities to the public.

DESCRIPTION OF PROPERTY

The Company's corporate headquarters are located at 350 South Center Street Suite 500 Reno, NV 89501. We currently maintain a 3000 square foot studio facility located at 3500 Cornett Road, Vancouver, British Columbia, V5M 2H5 Canada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest. Our President, AJ Vesak will act as the company's promoter. On December 7th, 2004 the company issued 1,000,000 shares to Mr. Vesak as payment for computer equipment, video filming and production equipment, and furniture with a historic cost value of $44,400.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is not quoted on any exchange and there is no public trading market.

As of June 20, 2005 we had 1,000,000 issued and outstanding shares of common stock and 1 stockholder of record. We do not have any outstanding options, warrants or other arrangements providing for the issuance of additional shares of our capital stock. Of the 1,000,000 shares of common stock outstanding as of June 20, 2005 , none of these shares were eligible for resale pursuant to Rule 144 of the 1933 Act. These shares cannot be sold or transferred unless done so in accordance with Rule 144. Except for the shares being registered in this prospectus, we do not have any current intention or obligation to register any additional shares of common stock for sale.

There is no public market for our common stock. Trades of our common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks".

There is currently no common equity that is being or is proposed to be publicly offered by the registrant, the offering of which could have a material effect on the market price of the issuer's common equity.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of these rules, investors in this offering, even if a market for our shares ever develops, may find it difficult to sell their shares.

EXECUTIVE COMPENSATION

We do not currently have employment agreements with our executive officer, but expect to sign an employment agreement with him in the next approximately twelve (12) months. To date no officer or director has drawn any salary. and neither Mr. Vesak nor any other person will be compensated in the future for past services. Upon completion of this offering Mr. Vesak will be compensated $4,800 per month. These charges will be recorded as payables, are not subject to any interest and will be paid when we realizes revenues. None of the funds contemplated in this offering will be used to compensate Mr. Vesak. We do not currently have a stock option plan.

		Annual Compensation
(a)	(b)	(c)	(d)	(e)
Name and Principle Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)

Alexander Vesak President, CEO & Director	2004	Nil	Nil	Nil

DIVIDEND POLICY

Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. We have not paid any dividends on our common stock and we do not have any current plans to pay any common stock dividends.

AMERICAN MEDIA SYSTEMS CO.

(A Development Stage Company)

FINANCIAL STATEMENTS

March 31, 2005

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
As at	2005	2004

	$	$
ASSETS

Current Assets
Cash	1	1

INTELLECTUAL PROPERTY (Note 4)	2	-

EQUIPMENT	41,200	43,703

TOTAL ASSETS	41,203	43,704

LIABILITIES

Current Liabilities
Accrued audit fees payable	3,852	3,600
Accrued legal fees payable	2,500	2,500
Advances from a related party	3,692	1,242

TOTAL LIABILITIES	10,044	7,342

STOCKHOLDER'S EQUITY
Common stock
Authorized:
50,000,000 common shares, $0.00001 par value;
Issued and outstanding:
1,000,000 common shares	10	10

Additional Paid-in Capital	44,390	44,390

Donated Capital	15,076	676

Deficit Accumulated During the Development Stage	(28,317)	(8,714)

TOTAL STOCKHOLDER'S EQUITY	31,159	36,362

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	41,203	43,704

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(UNAUDITED)

		Accumulated from
	Three	December 6, 2004
	Months Ended	(Date of Inception)
	March 31,	to March 31,
	2005	2005

	$	$

Revenue	-	-

General and Administrative Expenses
Audit	252	3,852
Consulting	14,400	14,775
Depreciation	2,503	3,200
Legal and filing fees	-	2,805
Rent	2,400	2,400
Research and development	-	859
Web site development	48	426

	19,603	28,317

NET LOSS FOR THE PERIOD	(19,603)	(28,317)

BASIC NET LOSS PER SHARE	(0.02)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,000,000

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENT OF STOCKHOLDER'S EQUITY
(UNAUDITED)

For the Period from Inception on December 6, 2004 to March 31, 2005:

					Deficit
					Accumulated
			Additional		During the	Total
	Common	Stock	Paid-in	Donated	Development	Stockholder's
	Stock	Amount	Capital	Capital	Stage	Equity

		$	$	$	$	$

Balance, December 6, 2004	-	-	-	-	-	-
Common stock issued for cash at $1.00 per share on December 6, 2004	1	-	1	-	-	1

Cancellation of common stock	(1)	-	(1)	1	-	-

Common stock issued for assets at $0.0444 per share on December 7, 2004	1,000,000	10	44,390	-	-	44,400

Donated services by President	-	-	-	675	-	675

Net loss for the period	-	-	-	-	(8,714)	(8,714)

Balance, December 31, 2004	1,000,000	10	44,390	676	(8,714)	36,362
Donated services by President	-	-	-	14,400	-	14,400

Net loss for the period	-	-	-	-	(19,603)	(19,603)

Balance, March 31, 2005	1,000,000	10	44,390	15,076	(28,317)	31,159

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(UNAUDITED)

		Accumulated from
	Three	December 6, 2004
	Months Ended	(Date of Inception)
	March 31,	to March 31,
	2005	2005

	$	$

OPERATING ACTIVITIES
Net Loss	(19,603)	(28,317)
Items not requiring cash outlay
Website design and programming	-	300
Consulting	14,400	14,775
Depreciation	2,503	3,200
Cash provided by (used in) changes in operating assets and liabilities
Accrued audit fees payable	252	3,852
Accrued legal fees payable	-	2,500
Advances from a related party	2,448	3,690

Cash used in operating activities	-	-

FINANCING ACTIVITIES
Issuance of common stock for cash	-	1

Net Cash provided by financing activities	-	1

Increase in Cash	-	1

Cash, Beginning of Period	1	-

Cash, End of Period	1	1

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2005
(UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

These unaudited financial statements have been prepared in accordance with the instructions to SEC Form 10-QSB. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to such instructions. These unaudited interim financial statements should be read in conjunction with the audited financial statements and notes thereto as at December 31, 2004.

In the opinion of the Company's management, all adjustments considered necessary for a fair presentation of these unaudited financial statements have been included and all such adjustments are of a normal, recurring nature. Operating results for the three-month period ended March 31, 2005 are not necessarily indicative of the results that can be expected for the year ended December 31, 2005.

The Company's inception was on December 6, 2004. Accordingly, comparative balances for the three month period ended March 31, 2004 were not presented.

NOTE 2 - GOING CONCERN

The Company is in the development stage and has not yet generated any revenues from its operations. Until a self-sustaining level of operations is attained, any future financing will likely involve the further issuance of capital stock. The Company's financial statements were prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and discharge of liabilities in the normal course of business. Management intends to secure additional financing through the issuance of stock. However, there can be no assurance that management will be successful in its efforts to secure additional financing through the issuance of common stock, or that it will ever develop a business which is self-supporting. Such limitations could have a material adverse effect on the Company's financial condition or operations, and these financial statements do not include any adjustments that could result therefrom. These factors together raise substantial doubt about its ability to continue as a going concern.

NOTE 3 - NEW SIGNIFICANT ACCOUNTING POLICY

Intellectual Property

Intellectual property is initially recorded at cost and amortized to operations over its estimated useful life. It is written down to its net realizable value if it is determined that its carrying value exceeds the estimated future benefits to the Company.

NOTE 4 - INTELLECTUAL PROPERTY

On February 15, 2005 the Company purchased the intellectual property to the Mentor Series of Instructional DVDs and the Craft College Series of Instructional DVDs for total consideration of $2 from its sole shareholder and President, Mr. A.J. Vesak.

AMERICAN MEDIA SYSTEMS CO.

(A Development Stage Company)

FINANCIAL STATEMENTS

U.S. Dollars

December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders of
American Media Systems Co.
(A Development Stage Company)

We have audited the accompanying balance sheet of American Media Systems Co. as at December 31, 2004 and the related statements of operations, stockholder's equity and cash flows for the 26 day period ended December 31, 2004 and the period cumulative from inception on December 6, 2004 to December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of American Media Systems Co. as at December 31, 2004 and the results of its operations and its cash flows for the 26 day period ended December 31, 2004 and the period cumulative from inception on December 6, 2004 through to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's business is in the development stage and has not generated any revenue to date. At December 31, 2004 the Company has no cash resources and will likely require new financing, either through issuing shares or debt, to continue the development of its business. These factors together raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also discussed in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Vancouver, Canada
January 18, 2005, except for Note 8,	"Hoogendoorn Vellmer"
as to which the date is February 17, 2005	Chartered Accountants

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
BALANCE SHEET
U.S. Dollars

December 31,
As at	2004

$
ASSETS
CURRENT ASSETS
Cash	1

EQUIPMENT (Note 3)	43,703

TOTAL ASSETS	43,704

LIABILITIES
CURRENT LIABILITIES
Accrued audit fees payable	3,600
Accrued legal fees payable	2,500
Advances from a related party (Note 4)	1,242

TOTAL LIABILITIES	7,342

STOCKHOLDER'S EQUITY

COMMON STOCK (Note 5)
Authorized: 50,000,000 shares, $0.00001 par value
Issued and outstanding: 1,000,000 shares	10

ADDITIONAL PAID-IN CAPITAL	44,390

DONATED CAPITAL (Note 6)	676

(DEFICIT) ACCUMULATED DURING THE DEVELOPMENT STAGE	(8,714)

TOTAL STOCKHOLDER'S EQUITY	36,362

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	43,704

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
U.S. Dollars

	Year ended December 31, 2004	Cumulative from Inception of Development Stage on December 6, 2004 through December 31, 2004

	(Note 2(a))
	$	$

REVENUE	-	-

GENERAL AND ADMINISTRATIVE EXPENSES

Audit	3,600	3,600
Consulting	375	375
Depreciation	697	697
Legal and filing fees	2,805	2,805
Research and development	859	859
Website and software development	378	378

NET LOSS	(8,714)	(8,714)

BASIC LOSS PER SHARE	(0.01)	(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,000,000	1,000,000

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENT OF STOCKHOLDER'S EQUITY
U.S. Dollars

	Common Stock	Stock Amount	Additional Paid-In Capital	Donated Capital	Deficit Accumulated During Development Stage	Total Stockholder's Equity (Deficiency)

		$	$	$	$	$
Balance, December 6, 2004	-	-	-	-	-	-

Common stock issued for cash at $1.00 per share on December 6, 2004	1	-	1	-	-	1

Cancellation of common stock	(1)	-	(1)	1	-	-

Common stock issued for assets at $0.0444 per share on December 7, 2004	1,000,000	10	44,390	-	-	44,400

Donated services	-	-	-	675	-	675

Net loss for the period	-	-	-	-	(8,714)	(8,714)

Balance, December 31, 2004	1,000,000	10	44,390	676	(8,714)	36,362

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
U.S. Dollars

		Cumulative
		from
		Inception of
		Development
		Stage on
		December 6, 2004
	Year ended	through
	December 31,	December 31,
	2004	2004

	(Note 2(a))
	$	$
OPERATING ACTIVITIES
Loss from operations	(8,714)	(8,714)

Items not requiring cash outlay:
Website design and programming	300	300
Consulting	375	375
Depreciation	697	697

Cash provided by (used in) changes in operating assets and liabilities:
Accrued liabilities	6,100	6,100
Amounts due to related parties	1,242	1,242

Net cash provided by operating activities	-	-

FINANCING ACTIVITIES
Issuance of common stock for cash	1	1

Net cash provided by financing activities	1	1

INCREASE IN CASH	1	1

CASH AT BEGINNING OF PERIOD	-	-

CASH AT END OF PERIOD	1	1

SUPPLEMENTAL CASH FLOWS INFORMATION
Interest expense	-	-
Taxes	-	-
Foreign exchange (gain) loss	-	-

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS (CONTINUED)
U.S. Dollars

		Cumulative
		from
		Inception of
		Development
		Stage on
		December 6, 2004
	Year ended	through
	December 31,	December 31,
	2004	2004

	(Note 2(a))
	$	$
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES

Purchase of equipment in exchange for 1,000,000 of the Company's common stock at a price of $0.0444 per share	44,400	44,400

Donated services	675	675

See accompanying Notes to the Financial Statements

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
U.S. Dollars

NOTE 1 - NATURE AND CONTINUANCE OF OPERATIONS

The Company was incorporated under the laws of the State of Nevada on December 6, 2004. It is in the development stage with respect to its business of producing and marketing craft and hobby oriented educational videos in North America.

The Company's business is in the development stage. Planned principal business activities have not yet commenced. To date, the Company has not yet generated revenue. At December 31, 2004 the Company has no cash resources and will require new financing, either through issuing shares or debt, to continue the development of its business. Management intends to offer for sale additional common stock, however there can be no assurance it will be successful in raising the funds necessary to maintain operations, or that a self-supporting level of operations will ever be achieved. The likely outcome of these future events is indeterminable. These factors together raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of the assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Year End

The Company has elected a December 31st fiscal year end. The accompanying financial statements cover the initial short fiscal year from inception of the Company on December 6, 2004 to December 31, 2004.

(b) Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

(c) Inventory

Raw materials and supplies and work in progress are valued at the lower of cost and replacement cost, the cost being determined using the first in, first out method. Work in progress includes raw materials, labour and production overhead.

Finished goods inventories are valued at the lower of cost and net realizable value, the cost being determined using the first in, first out method.

The Company does not have any raw materials and supplies, work in progress and finished goods inventory as at December 31, 2004.

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
U.S. Dollars

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d) Equipment

Equipment is initially recorded at cost and amortized to operations over its estimated useful life at the following amortization rates and methods:

Computer equipment	30% declining balance per annum
Furniture and fixtures	20% declining balance per annum
Video production equipment	20% declining balance per annum

Equipment is written down to its net realizable value if it is determined that its carrying value exceeds the estimated future benefits to the Company.

(e) Revenue Recognition

The Company recognizes revenue when the following criteria have been met:

i. The Company has obtained a contract or a written request from the customer;

ii. the Company has shipped its merchandise to the customer;

iii. the Company is reasonably assured that the revenue is collectible.

The Company recognizes direct selling expenses related to the sale of merchandise when it recognizes the corresponding revenue.

(f) Advertising Costs

Advertising costs are expensed as incurred. Advertising expenses were $nil for the year ended December 31, 2004.

(g) Research and Development Costs

Research and development costs relating to both present and future products are charged to operations as incurred.

(h) Stock-Based Compensation

The Company accounts for stock options and similar equity instruments issued in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" and SFAS No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure", an amendment to SFAS No. 123. Accordingly, compensation costs attributable to stock options or similar equity instruments granted to employees are measured at the fair value at the grant date, and expensed over the expected vesting period with a corresponding increase to additional paid-in capital. Transactions in which goods or services are received from non-employees in exchange for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. As at December 31, 2004 the Company has not issued any stock options or similar equity instruments.

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
U.S. Dollars

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(i) Basic and Diluted Net Income (Loss) per Share

Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

(j) Comprehensive Income

In accordance with SFAS 130, "Reporting Comprehensive Income" ("SFAS 130"), comprehensive income consists of net income and other gains and losses affecting stockholder's equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses when the Company has a functional currency other than U.S. Dollars, and minimum pension liability. For the period ended December 31, 2004 the Company's financial statements include none of the additional elements that affect comprehensive income. Accordingly, net income and comprehensive income are identical.

(k) Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from those estimates.

(l) Financial Instruments

The Company's financial instruments consist of cash, accrued audit fees and legal fees payable and advances from a related party. The carrying value of these financial instruments approximates their fair value based on their liquidity or their short-term nature.

(m) Foreign Currency Translations

The Company's functional currency is U.S. dollars. Accordingly, foreign currency balances are translated into U.S. dollars as follows:

Monetary assets and liabilities are translated at the year-end exchange rate.

Non-monetary assets are translated at the rate of exchange in effect at their acquisition, unless such assets are carried at market or nominal value, in which case they are translated at the year-end exchange rate.

Revenue and expense items are translated at the average exchange rate for the year.

Foreign exchange gains and losses in the year are included in operations.

( n ) Income Taxes

The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in the tax laws or rates are considered.

Due to the uncertainty regarding the Company's future profitability, the future tax benefits of its losses have been fully reserved for and no net tax benefit has been recorded in the financial statements during the period presented.

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
U.S. Dollars

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

( o ) Impairment of Long-Live Assets and Long-Live Assets to be Disposed of

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of," among other items, establishes procedures for review of recoverability, and measurement of impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 also requires that long-lived assets to be disposed of other than by sale shall continue to be classified as held and used until disposal. Further, SFAS No. 144 specifies the criteria for classifying long-lived assets as "held for sale" and requires that long-lived assets to be disposed of by sale be reported as the lower of carrying amount or fair value less estimated selling costs. Management believes that there has not been any impairment of the Company's long-lived assets as at December 31, 2004.

NOTE 3 - EQUIPMENT

	2004

	Cost	Accumulated Amortization	Net Book Value

	$	$	$
Computer equipment	13,000	(267)	12,733
Furniture and fixtures	1,200	(16)	1,184
Video production equipment	30,200	(414)	29,786

Total	44,400	(697)	43,703

The equipment was purchased from the Company's president and sole stockholder for consideration of 1,000,000 of the Company's stock at a price of $0.0444 per share. The equipment was exchanged for common shares at a price which is equal to the stockholder's historical cost basis of the equipment as determined under U.S. generally accepted accounting principles.

NOTE 4 - ADVANCES FROM A RELATED PARTY

At December 31, 2004, the Company's president and sole stockholder is owed $1,242 for expenses paid on behalf of the Company. The amount due is non-interest bearing, has no stated terms of repayment and is unsecured.

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
U.S. Dollars

NOTE 5 - COMMON STOCK

The Company has issued all of its outstanding common stock to Mr. A. J. Vesak at December 31, 2004, who is also the president and a director of the Company.

There are no shares subject to warrants, agreements or options as at December 31, 2004.

The Company intends to offer for sale in the immediate future between 1,000,000 and 2,000,000 common stock at an offering price of $ 0.05 per share.

NOTE 6 - DONATED CAPITAL

During the 2004 fiscal period, website development services and consulting fees in the amounts of $300 and $375 respectively were donated by an officer and director of the Company and recorded as donated capital.

The donated services were recorded at their estimated fair values.

NOTE 7 - COMMITMENTS

The Company has entered into an agreement with Brand Specialists, L.L.C.("Brand") on December 13, 2004 under which it is committed to pay to Brand a performance fee of 5% of it net merchandise sales. The Company may terminate the contract giving 60 days notice. Brand is entitled to continue receiving the 5% performance fee for one year after termination of the contract and for all future sales of products in which Brand actively participated in placing the merchandise with a retailer.

NOTE 8 - INCOME TAXES

No provision for income taxes has been made for the period presented as the Company has incurred net losses.

The potential benefits of the net operating losses carried forward have not been recognized in the financial statements since the Company cannot be assured that it is more likely than not that such benefit will be utilized in future years. The components of the net deferred tax asset, the statutory tax rate, and the elected amount of the valuation allowance are as follows:

	December 31, 2004	Cumulative from Inception on December 6, 2004 through December 31, 2004

	$	$

Net operating loss carry forwards (expiring in 2024)	8,700	8,700

Statutory tax rate	15%	15%

Effective tax rate	-	-

Deferred tax assets	1,180	1,180

Less: Valuation allowance	(1,180)	(1,180)

Net deferred tax assets	-	-

AMERICAN MEDIA SYSTEMS CO.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004
U.S. Dollars

NOTE 9 - SUBSEQUENT EVENT S

(i) On February 15, 2005 the Company purchased the intellectual property to the Mentor Series of Instructional DVDs for consideration of $1 from its sole shareholder and President, Mr. A.J. Vesak.

(ii) On February 15, 2005 the Company purchased the intellectual property to the Craft College series of Instructional DVDs for consideration of $1 from its sole shareholder and President, Mr. A.J. Vesak.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to December 31, 2004, included in this prospectus have been audited by Hoogendoorn Vellmer Chartered Accountants, 406-455 Granville Street Vancouver, B.C. V6C 1T1, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Bylaws of the Company provide for indemnification of its directors, officers and employees as follows: Every director, officer, or employee of the Corporation shall be indemnified by the Corporation against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.

The Bylaws of the Company further states that the Company shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law. The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article. However, the Company has yet to purchase any such insurance and has no plans to do so.

The Articles of Incorporation of the Company states that a director or officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

The Articles of Incorporation of the Company further states that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at the request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering, all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	1,000
Audit fees	3,600
Legal Fees	2,500
Trust account fees	1,000
Administration fees	400
Transfer Agent Fees	1,400

TOTAL	$10,000

ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES

Since inception, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration

Alexander J. Vesak Rosehill Wynd, Delta, BC Canada	Dec 7, 2004	1,000,000	$44,400

We issued the foregoing restricted shares of common stock to our present officer and director, Alexander Vesak pursuant to Section 4(2) of the Securities Act of 1933. He was a sophisticated investors, was officers and directors at the time of purchase, and was in possession of all material information relating to the company. Further, no commissions were paid to anyone in connection with the sale of the shares and general solicitation was not made to anyone.

EXHIBITS

3.1	* Articles

3.2	* By-Laws etc

4.1	* Specimen Stock Certificate

5.1	Opinion regarding legality of securities being registered and consent from Conrad Lysiak

10.1	* Contract with Brand Specialists LLC

10.2	* Purchase agreement for Craft College intellectual property

10.3	* Purchase agreement for Mentor Media intellectual property

23.1	* Consent from Conrad Lysiak

23.2	Consent from Hoogendoorn Vellmer Chartered Accountants

99.2	* Subscription Agreement

99.3	* Trust instruction letter

99.4	* James Hutchison Trust instruction confirmation

* These documents have been filed with previous SB-2 on March 7, April 25, or June 2 2005 and have been included by reference.

Undertakings.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement. To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver State of British Columbia on June 20 , 2005.

American Media Systems Co.

Signature	Title	Date

/s/ Alexander Vesak Alexander Vesak	President, Chief Executive Officer, Chief Financial Officer, principal accounting officer, and sole Director	June 20, 2005

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Alexander Vesak Alexander Vesak	President, Chief Executive Officer, Chief Financial Officer, principal accounting officer, and sole Director	June 20, 2005